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                                                                   EXHIBIT 11.01


                      LXR Biotechnology Inc. and Subsidiary
                                  Exhibit 11.01
                        Computation of Net Loss Per Share


                                                         Three Months Ended                 Six Months Ended
                                                              June 30,                          June 30,
                                                    ----------------------------      ----------------------------
                                                       1999             1998             1999             1998
                                                       ----             ----             ----             ----
Net Loss                                            $ 1,761,337      $ 2,503,245      $ 3,768,410      $ 5,784,581
                                                    -----------      -----------      -----------      -----------

Weighted average number of shares outstanding:
Common Stock                                         29,652,956       28,396,380       29,162,954       28,153,445
Common Stock to be issued                               102,448          137,384           51,507          106,364
                                                    -----------      -----------      -----------      -----------

                                                     29,755,404       28,533,764       29,214,461       28,259,809
                                                    ===========      ===========      ===========      ===========

Net Loss Per Share                                  $     (0.06)     $    (0. 09)     $     (0.13)     $     (0.20)
                                                    ===========      ===========      ===========      ===========